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Exhibit 99

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com	NEWS RELEASE
Contacts:
	Media:	Harry Anderson (805) 563-6816
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Outliers to be Audited;
Company Schedules Expected Conference Call to Discuss Outliers

        SANTA BARBARA, Calif.—November 6, 2002—Tenet Healthcare Corporation (NYSE: THC) today announced that it has received an audit request from the Kansas City office of the Office of Audit Services of the Department of Health and Human Services. The letter states that the objective of the audit is to determine whether outlier payments to Tenet hospitals were paid in accordance with Medicare laws and regulations.

        "In the past week, some have insinuated that Tenet hospitals did not comply with Medicare rules governing outlier payments," said Jeffrey C. Barbakow, Tenet chairman and chief executive officer. "We are pleased to cooperate with this audit, as we are confident that it will demonstrate that our hospitals did, in fact, obey the rules."

        Specifically, the letter states that the audit will concentrate on certain components of the formula used to calculate outlier payments. The company expects that the audit will enable it to have a full and frank discussion with the Center for Medicare and Medicaid Services about the factors that have contributed to Tenet's outlier payments.

        Last Friday in a conference call with investors and interested parties, Tenet management committed to providing additional data and information about its outlier payments. To uphold that commitment, Tenet management has scheduled a conference call and simultaneous webcast for Thurs., November 7. Details are given at the end of this release. In order to accommodate as many listeners as possible, the call will be held after the market closes Thursday. The timing is for logistical reasons only.

        Separately, the company said that misinformation and false rumors about it continue to circulate. To that end, the company will strive to issue clarifications and denials, as appropriate, on a timely basis. The company believes that many of these false rumors and misinformation are attributable to legal adversaries, critics with their own agendas and those who stand to benefit if Tenet's stock declines, and therefore should be viewed in that light.

  •
  On Tues., a plaintiff's attorney in Florida petitioned for a temporary restraining order to prevent Palm Beach Gardens Medical Center from inappropriately destroying documents. The allegation was made after a shredding service made its normal, weekly pick-up at the hospital Tuesday. The judge ruled for the hospital after it produced documentation, including invoices, that this was simply a weekly, on-going service for customary disposal of sensitive materials, such as duplicate copies of contracts, confidential patient information, etc.

Conference Call Information

        Collateral materials related to the call will be issued via press release and made available on the following websites after 4:00 pm (EST): www.companyboardroom.com or www.tenethealth.com. The conference call will begin at 4:20 pm (EST), after the materials have been disseminated. All interested parties are invited to participate in the call by dialing (877) 333-4431, or by logging onto www.companyboardroom.com or www.tenethealth.com. If dialing in to the call, please dial in at least 10 minutes early; this will help ensure that you can participate on the call live.

        Please note that due to overwhelming interest in last Friday's call, some investors were unable to access the live call. The company has endeavored to alleviate this problem by arranging additional phone lines and operators, as well as broadcasting the call through two websites. Additionally, a replay of the call will be available after 9:00 pm (EST) on Thurs., Nov. 7, and will remain available for the next 14 days. To access the replay, please dial (706) 645-9291 and use passcode #6571112, or visit the websites listed above.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Tenet Outliers to be Audited; Company Schedules Expected Conference Call to Discuss Outliers